EXHIBIT 10.3

ITLA CAPITAL CORPORATION
SALARY CONTINUATION PLAN
(Effective March 31, 2000)
As Amended and Restated and In Effect February 1, 2006

Preamble

         ITLA Capital Corporation, a Delaware business corporation and its subsidiaries, have adopted the ITLA Capital Corporation Salary Continuation Plan as of the Effective Date (the "Old Plan"), for a select group of executives and senior management personnel to ensure that the overall effectiveness of the Company's executive compensation program will attract, retain and motivate qualified executives and senior management personnel. The Old Plan is hereby and restated in full for the purposes of (a) complying with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and related guidance of general applicability issued thereunder, effective January 1, 2005, and shall be administered and interpreted accordingly, and (b) to provide changes unrelated to compliance with Section 409A of the Code, effective February 1, 2006.

ARTICLE I
DEFINITIONS

         When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

         1.1         "Change in Control" means the occurrence of any of the following events with respect to the Company: (a) a "change in the ownership of the Company", (b) a "change in the effective control of the Company, or (c) a "change in the ownership of a substantial portion of the Company's assets", as such phrases are defined in Section 409A.

         1.2         "Claims Reviewer" means the Compensation Committee of the Board of Directors of the Company, unless another person or organizational unit is designated by the Company as Claims Reviewer.

         1.3         "Company" means ITLA Capital Corporation and its subsidiaries and any successor(s) thereto. Where applicable, including for purposes of determining whether a Participant is employed by the Company at any particular time, the term "Company" shall also include any entity that would be treated as a single employer with the Company under Section 414 of the Internal Revenue Code.

         1.4         "Designated Beneficiary" means the individual the Participant designates as his or her beneficiary in such Participant's ITLA Capital Corporation Salary Continuation Plan designation of beneficiary form.

         1.5         "Disability" means the Participant is unable to engage in any substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The determination of whether a Participant has a Disability shall be determined by the Claims Reviewer in its sole discretion.

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         1.6         "Effective Date" means March 31, 2000.

         1.7         "Normal Retirement Date" means retirement from service with the Company, which becomes effective on or after the first day of the calendar month following the month in which the Participant reaches his or her 65th birthday.

         1.8         "Participant" means any employee of the Company who meets the eligibility requirements of Article II and is designated and approved for participation in the Plan as set forth in Article II.

         1.9         "Participation Date" means the date any employee of the Company becomes a Participant in the Plan.

         1.10        "Plan" means the ITLA Capital Corporation Salary Continuation Plan, as set forth herein and as amended from time-to-time.

         1.11         "Plan Year" means the calendar year.

         1.12         "Section 409A" means Section 409A of the Code and related guidance of general applicability issued thereunder.

         1.13         "Termination for Cause" means, with respect to Mr. Haligowski, a termination prior to the Normal Retirement Date for cause as defined in Mr. Haligowski's Employment Agreement dated January 28, 2000, or as later amended, or, with respect to any other Participant prior to the Normal Retirement Date, as defined in the Participant's Change in Control Severance Agreement.

         1.14         "Termination without Cause" means the termination of employment of the Participant with the Company for any reason other than a Termination for Cause or attainment of the Normal Retirement Date. The phrase "Termination without Cause" shall be applied and interpreted in the same manner as "separation from service" under Section 409A.

ARTICLE II
ELIGIBILITY TO PARTICIPATE

         2.1         Eligibility to Participate. For purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Plan is limited to a select group of management and highly compensated employees.

         2.2         Designated Participants. An executive or senior management employee of the Company is eligible to become a Participant in the Plan; provided such employee is designated as a Participant on Exhibit A attached hereto or, such employee is later designated as a Participant by the Compensation Committee of the Board of Directors of the Company and, such designation is attached as a written amendment to the Plan signed by a duly authorized officer of the Company. Under no circumstance shall an employee below the level of Managing Director

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or Senior Vice President be eligible to participate in the Plan. Once an employee becomes a Participant, he or she shall remain a Participant until all benefits to which he or she (or his or her Designated Beneficiary) is entitled under the Plan have been paid.

ARTICLE III
ELIGIBILITY FOR AND PAYMENT
OF BENEFITS

         3.1         Eligibility for Retirement Benefits. Each Participant shall be eligible to receive the benefits under the Plan upon the earlier of the attainment of the Normal Retirement Date or Termination without Cause. No benefits shall be payable from the Plan to a Participant while such Participant is employed with the Company.

         3.2         Calculation of Benefit. A Participant's benefit under the Plan will be calculated as of the earlier of Participant's attainment of the Normal Retirement Date or his Termination without Cause.

         3.3         Incidents of Ownership. Notwithstanding the above, a Participant shall have no incidents of ownership with respect to the benefits under the Plan.

         3.4         Benefits. If the Participant experiences a Termination without Cause or as a result of attaining the Normal Retirement Date, the Participant shall be entitled to receive a monthly salary continuation benefit from the Company, beginning on the first day of the month following the expiration of six months after his attainment of the Normal Retirement Date or Termination without Cause, and continuing on the first day of each month thereafter for a period of 15 years in an amount set forth in Exhibit A attached hereto or in the written amendment to the Plan designating the individual as a Participant in the Plan. Provided, however, if the Participant's Termination without Cause is on account of death or Disability, then payment of the salary continuation benefit shall commence on the first day of the calendar month after the Participant's Termination without Cause and continue for a period of 15 years.

         3.5         Intentionally Omitted.

         3.6         Intentionally Omitted.

         3.7         Participant's Death. If a Participant dies while employed by the Company or prior to commencement of benefits following a Termination without Cause or attainment of the Normal Retirement Date, the Participant's Designated Beneficiary shall receive the benefits the Participant would otherwise receive under the Plan. If a Participant dies after the commencement of benefits hereunder, all of the remaining benefits to which the Participant was entitled at the time of his or her death shall be paid to the Participant's Designated Beneficiary. If a Participant survives his Designated Beneficiary or the Participant fails to name a Designated Beneficiary prior to receipt of the entire distribution to which the Participant is entitled hereunder, then all of the distribution to which the Participant is entitled under the Plan and which has not been distributed to such Participant at the date of death shall be payable to the Participant's estate.

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         3.8         Termination for Cause. Notwithstanding any other provision of this Plan, in no event shall any benefits be payable under this Plan to a Participant whose employment with the Company is Terminated for Cause.

         3.9         Intentionally Omitted.

         3.10        No Duplication of Benefits. The Plan is intended to pay salary continuation benefits to eligible Participants in connection with the first to occur of the events described in Section 3.1 of the Plan: attainment of Normal Retirement Date or Termination without Cause. In no event shall benefits be payable to any Participant under this Plan for more than one event listed in Section 3.1 of the Plan. No benefits shall be payable to a Participant while the Participant continues to be employed by a subsidiary or successor of the Company (as such continued employment would preclude the occurrence of a Termination without Cause).

         3.11        Limitation on Distribution to Covered Employees. Notwithstanding any other provision of the Plan, in the event that the Participant is a "covered employee" as defined in Section 162(m)(3) of the Internal Revenue Code, or would be a covered employee if the benefits were distributed in accordance with the other provisions of Article III, the maximum amount which may be distributed in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid by the Company to the Participant in such Plan Year which is not "performance-based" (as defined in Internal Revenue Code Section 162(m)(4)(C)). The amount of compensation which is not "performance-based" shall be reasonably determined by the Company at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 3.11 shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 3.11 as soon as possible after the Company reasonably anticipates that the deduction of the payment will not be limited by Code Section 162(m), or the calendar year in which the Participant attains the Normal Retirement Date or experiences a Termination without Cause. The provisions of this Section 3.11 shall not apply if the Compensation Committee of the Board of Directors, upon consultation with legal counsel, determines that the restrictions of Code Section 162(m) do not apply to limit the deductibility of payments made under the Plan (or otherwise by the Company) to the Participant.

         3.12        Intentionally Omitted due to Section 409A.

         3.13        Parachute Payments. In the event that any payments or benefits provided or to be provided to a Participant pursuant to this Plan in combination with payments or benefits, if any, from other plans or arrangements maintained by the Company constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended, the Company shall either reduce the payments to the Participant under the Plan or provide an additional Gross Up Payment to the Participant in a lump sum amount in accordance with the provisions of the Participant's Change in Control Severance Agreement or Employment Agreement. If the Participant does not have a Change in Control Severance Agreement or Employment Agreement that addresses the treatment of excess parachute payments, then the Compensation Committee of the Board of Directors of the Company shall, in its sole and absolute discretion and notwithstanding any other provision of this Plan, either reduce the benefits payable to the Participant under this Plan so that none of the payments are excess parachute payments or

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provide the Participant with a gross-up payment in a lump sum amount to offset the additional tax on any Plan benefits that are treated as excess parachute payments under Section 280G of the Internal Revenue Code.

ARTICLE IV
AMENDMENT AND TERMINATION

         4.1         Amendment or Termination. The Company intends the Plan to remain in existence until all Participants in the Plan have received all of their benefits payable under the Plan. The Company, however, reserves the right to amend or terminate the Plan. No such amendment may reduce or eliminate benefits payable under the Plan to any Participant or remove the obligation of the Company to contribute amounts to a grantor trust as set forth in Section 5.1 below. Except as provided in this Section 4.1 or in Section 409A, in the event that the Company elects to terminate the Plan prior to the commencement of any benefits hereunder, each Participant shall be entitled to begin receiving the salary continuation benefit set forth in Section 3.4 of the Plan, with the amount of the benefit calculated as of the date of termination of the Plan. Any amendment or termination of the Plan shall be made pursuant to a resolution of the Compensation Committee of the Board of Directors of the Company.

         The ability of the Company to amend or terminate the Plan and distribute benefits in accordance with such amendment or termination shall be subject to and limited by Section 409A. Accordingly, unless Section 409A provides otherwise, the Plan may be terminated only if: (a) all arrangements sponsored by the Company that are required to be aggregated with this Plan under Section 409A are terminated; (b) no payments other than payments that would be payable under the terms of the Plan or an aggregated plan if the termination had not occurred are made within 12 months of the termination of the arrangements; (c) all payments are made within 24 months of the termination of the Plan and related arrangements; and (d) the Company does not adopt a new arrangement that would be required to be aggregated with this Plan under Section 409A if the same Participant participated in both arrangements, within five years of the termination of the Plan.

         The Company also may terminate the Plan within the thirty (30) days preceding a Change in Control, provided that all substantially similar arrangements also are terminated, so that the Participants in this Plan, and participants in all substantially similar arrangements, receive all amounts deferred under this Plan and the arrangements within twelve (12) months of the date of the termination of this Plan and the other arrangements.

         Benefits payable to a Participant on account of the termination of the Plan shall be paid in a single lump sum, notwithstanding any provision of the Plan to the contrary, and the lump sum benefit shall be equal to the present value of the benefit the Participant would have received under the Plan had he or she experienced a Termination without Cause on the date of the Plan termination, determined using an interest rate of 120 percent of the applicable Federal long-term rate determined as of the first day of the month in which the Plan termination distribution occurs.

         The Plan may not be amended or terminated after a Change in Control without the written consent of the Participants, except to the extent necessary to comply with applicable law.

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ARTICLE V
ADMINISTRATION

         5.1         Funding of Benefits. The Company shall establish a grantor trust to hold assets to pay benefits due Participants under the Plan. At least annually, the Company shall contribute to the trust an amount determined by the actuaries for the Company (using reasonable actuarial assumptions) as necessary to fund the benefits payable under the Plan. In addition, within 15 days after a Change in Control, the Company shall contribute an amount to the trust as determined by the actuaries for the Company to be necessary to fully fund the benefits payable under Article III of the Plan. At no time shall the Participant be deemed to have a lien nor right, title nor interest in or to any specific funding investment or to any assets of the Company. If the Company elects to invest in a life insurance or annuity policy for the life of the Participant, then the Participant shall assist the Company by freely submitting to a physical examination and supply such additional information necessary to obtain such insurance or annuities. The funding of benefits under the Plan shall comply in all respects with the requirements of Section 409A.

         5.2         Unsecured Claims. The right of a Participant or his or her Designated Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither a Participant nor his or her Designated Beneficiary shall have any rights in or against any amount credited under this Plan or under any trust established under the Plan or any other assets of the Company. Notwithstanding any other provisions to the contrary, the Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA as amended. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. Any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or his or her Designated Beneficiary. The Plan constitutes a mere unsecured promise by the Company to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily of involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         5.3         Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, which shall have the authority, duty and power in its sole and absolute discretion to interpret and construe the provisions of the Plan as the Compensation Committee of the Board of Directors deems appropriate including the authority to determine eligibility for benefits under the Plan. The Compensation Committee of the Board of Directors shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Compensation Committee of the Board of Directors shall be final and binding on all persons and parties concerned. The Compensation Committee may delegate any of its duties, to an employee or employees of the Company or other persons as it deems appropriate. The Plan shall also be administered and interpreted in a manner consistent with Section 409A.

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         5.4         Expenses. Expenses of administration of the Plan shall be paid by the Company. The Compensation Committee of the Board of Directors of the Company shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

         5.5         Statements. The Compensation Committee of the Board of Directors of the Company or its agents shall furnish individual periodic statements of benefits being paid to each Participant (or if the Participant's Designated Beneficiary is currently receiving benefits under the Plan, to such Participant's Designated Beneficiary) in such form as determined by the Compensation Committee of the Board of Directors or as may be required by the law.

         5.6         No Enlargement of Rights. The sole rights of a Participant or his or her Designated Beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be interpreted as a guaranty that any benefits which may be established in connection with the Plan or assets of the Company will be sufficient to pay any benefit hereunder. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and the Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation and conditions of employment.

         5.7         Rules and Procedures. The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual's care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual's benefits to such conservator, person legally charged with such individual's care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

         5.8         Information. Each Participant shall keep the Company informed of his or her current address and the current address of his or her Designated Beneficiary. The Company shall not be obligated to search for any person. If such person(s) is (are) not located within three (3) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, payment may be made as though the Participant or his or her Designated Beneficiary had died at the end of such three-year period.

         5.9         Loss. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, his or her Designated Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

         5.10        Indemnification. The Company shall indemnify and hold harmless the members of the Board of Directors, and any other employees to whom any responsibility with respect to

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the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses, including attorneys' fees, incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and under ERISA, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons or to the extent such indemnification is specifically prohibited by ERISA. The Company shall have the obligation to conduct the defense of such persons in any proceeding to which this Section applies. If any Board member or any employee covered by this indemnification clause determines that the defense provided by the Company is inadequate, that member or employee shall be entitled to retain separate legal counsel for his or her defense and the Company shall be obligated to pay for all reasonable legal fees and other court costs incurred in the course of such defense unless a court of competent jurisdiction finds such person has acted in bad faith or engaged in willful misconduct or criminal acts.

         5.11        Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and the extent not preempted by such laws, by the laws of the State of California.

         5.12        Withholdings. All benefit payments under this Plan shall be reduced by taxes and other required or authorized withholdings. The Company may also, in its discretion, reduce any benefit payment payable hereunder to a Participant by any amounts that the Participant owes the Company at the time of the payment from the Plan.

ARTICLE VI
CLAIMS PROCEDURE

         6.1         Claims Procedure. An initial claim for benefits under the Plan must be made by the Participant or his or her Designated Beneficiary in accordance with the terms of the Plan through which the benefits are provided. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or his or her Designated Beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which the final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a Participant or his or her Designated Beneficiary in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claim's Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Company upon written request therefore submitted by the claimant or the claimant's duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant's claim has been denied. In connection with such review, the claimant or the claimant's duly

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authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant's written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant's written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commerce legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VII.

         ITLA Capital Corporation has caused this Plan to be executed as of this 1st day of February, 2006.

By:	/s/Jeffrey Lipscomb Jeffrey Lipscomb, Member of the Board of Directors Chairman of the Compensation Committee On Behalf of ITLA Capital Corporation and Its Subsidiaries

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ITLA CAPITAL CORPORATION
SALARY CONTINUATION PLAN

EXHIBIT A

Designated Participant	Date of Designation	Salary Continuation Benefit

George Haligowski	March 31, 2000	75 percent of Mr. Haligowski's average annual base salary for the three full calendar years preceding the calendar year in which he becomes eligible for benefits under Article III of the Plan. The monthly salary continuation benefit shall be 1/12th of the annual amount determined under the preceding sentence.

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